UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2012

INTERMUNE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-29801	94-3296648
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3280 Bayshore Boulevard

Brisbane, CA 94005

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (415) 466-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Sale of Actimmune to Vidara

On May 17, 2012, InterMune, Inc. (“InterMune”) entered into an asset purchase agreement (the “Asset Purchase Agreement”) with Vidara Therapeutics International Limited, an Irish company, Vidara Therapeutics Holdings LLC, a Delaware limited liability company and Vidara Therapeutics Research Limited, an Irish company (collectively, “Vidara”). The Asset Purchase Agreement provides that, on and subject to the terms thereof, InterMune agrees to sell to Vidara all of its worldwide development and commercialization rights to the pharmaceutical product containing Interferon Gamma-1b sold by InterMune under the tradename Actimmune® (the “Product”) for $55.0 million in cash, plus certain conditional royalty payments for a period of two years following the closing (the transaction is referred to herein as, the “Asset Sale”). The Product is currently approved as a treatment for the reduction of the frequency and severity of serious infections related to chronic granulomatous disease and delaying time to disease progression in patients with severe, malignant osteopetrosis.

The assets to be purchased by Vidara pursuant to the Asset Purchase Agreement include certain inventory, assumed contracts, regulatory approvals, promotional materials, records and intellectual property in each case, related to the Product. In connection with the Asset Sale, Vidara will also assume certain liabilities and obligations of InterMune arising out of or related to the assumed contracts and the Product. In addition, InterMune will grant to Vidara a non-exclusive, royalty-free license of certain of its trademarks for use by Vidara for transitional purposes in the sale of the Product.

Consummation of the Asset Sale is subject to various conditions set forth in the Asset Purchase Agreement, including, but not limited to (i) written approval by the United States Food and Drug Administration of certain filings related to the Product and (ii) the absence of any Material Adverse Effect (as defined in the Asset Purchase Agreement) with respect to the Purchased Assets (as defined in the Asset Purchase Agreement).

The Asset Purchase Agreement contains customary representations, warranties and covenants. InterMune agreed to indemnify Vidara, its affiliates, officers, directors and employees with respect to InterMune’s breaches of the representations, warranties and covenants in the Asset Purchase Agreement, subject to certain exclusions and limitations. Vidara agreed to indemnify InterMune, its affiliates, officers, directors and employees with respect to Vidara’s breaches of the representations, warranties and covenants in the Asset Purchase Agreement, subject to certain exclusions and limitations.

The foregoing description of the material terms of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by the Asset Purchase Agreement, a copy of which will be filed as an exhibit to InterMune’s Quarterly Report on Form 10-Q for the six months ended June 30, 2012.

B-I Supply Agreement

On May 15, 2012, InterMune entered into an amended and restated agreement with Boehringer Ingelheim RCV GmbH & Co KG (“BI”) for the clinical and commercial supply of Actimmune (the “Supply Agreement”). The Supply Agreement provides for the exclusive supply by BI and exclusive purchase by InterMune of Actimmune. Under the terms of the Supply Agreement, InterMune has certain minimum annual purchase commitments. The Supply Agreement was effective as of May 15, 2012 and will expire on December 31, 2017. Either party has the right to terminate the Supply Agreement if the other party materially breaches its obligations thereunder. Effective upon and subject to the consummation of the Asset Sale, the Supply Agreement and related agreements with BI will be assigned to Vidara.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 21, 2012	INTERMUNE, INC.

	By:	/s/ John C. Hodgman
John C. Hodgman
Senior Vice President of Finance Administration and Chief Financial Officer